                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    FLEET BOSTON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                     One Federal Street
                                 Boston, Massachusetts 02110

                                                                  March 10, 2000

Dear Stockholder:

We are pleased to invite you to the 2000 Annual Meeting of Stockholders of Fleet Boston Corporation (the "Corporation"), which will be held on Tuesday, April 18, 2000, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement contain the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Annual Meeting are: to elect eight Directors, to approve an Amendment to the Corporation's Restated Articles of Incorporation to change its name to "FleetBoston Financial Corporation," to ratify the selection of independent accountants for 2000, and, if presented to the Annual Meeting, to consider and vote on one stockholder proposal.

We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, WE ASK THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

                               Very truly yours,

/s/ Terrence Murray                            /s/ Charles K. Gifford
TERRENCE MURRAY                                CHARLES K. GIFFORD
CHAIRMAN AND CHIEF EXECUTIVE OFFICER           PRESIDENT AND CHIEF OPERATING OFFICER

                            FLEET BOSTON CORPORATION
                               One Federal Street
                          Boston, Massachusetts 02110

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 2000

TO COMMON STOCKHOLDERS OF

      FLEET BOSTON CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Fleet Boston Corporation, a Rhode Island corporation (the "Corporation"), will be held on Tuesday, April 18, 2000, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts for the following purposes, all as set forth in the accompanying Proxy Statement:

       1. To elect eight Directors with terms expiring at the 2003 Annual Meeting of Stockholders.

       2. To approve an Amendment to the Corporation's Restated Articles of Incorporation to change its name to "FleetBoston Financial Corporation."

       3. To ratify the selection of PricewaterhouseCoopers LLP as the Corporation's independent accountants for 2000.

       4. To consider and vote upon one stockholder proposal described in the accompanying Proxy Statement, if such proposal is presented to the Annual Meeting.

       5. To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on February 24, 2000, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY, USING THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors,

                                          /s/ William C. Mutterperl

                                                  WILLIAM C. MUTTERPERL
                                                        SECRETARY

Boston, Massachusetts
March 10, 2000

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
GENERAL INFORMATION ABOUT VOTING............................      1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............      3
ELECTION OF DIRECTORS.......................................      3
    Information about the Nominees..........................      3
    Nominees for Election as Directors......................      4
    Directors Continuing in Office..........................      7
CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS........     13
    Meetings and Committees.................................     13
    Compensation of Directors...............................     14
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS......     15
HUMAN RESOURCES AND BOARD GOVERNANCE COMMITTEE REPORT ON
  EXECUTIVE COMPENSATION....................................     16
STOCK PERFORMANCE GRAPH.....................................     19
COMPENSATION OF EXECUTIVE OFFICERS..........................     20
    Executive Compensation..................................     20
    Summary Compensation Table..............................     20
    Option Grants in 1999...................................     21
    Aggregated Option Exercises in 1999 and Year-End Option
     Values.................................................     22
    Retirement Benefits.....................................     22
    Supplemental Death Benefit..............................     23
    Severance Agreements and Employment Agreements..........     23
OTHER INFORMATION RELATING TO DIRECTORS, NOMINEES AND
  EXECUTIVE OFFICERS........................................     26
    Indebtedness and Other Transactions.....................     26
    Compensation Committee Interlocks and Insider
     Participation..........................................     27
    Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................     28
APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF
  INCORPORATION TO CHANGE THE NAME OF THE CORPORATION.......     29
RATIFICATION OF THE SELECTION OF THE CORPORATION'S
  INDEPENDENT ACCOUNTANTS...................................     29
STOCKHOLDER PROPOSAL........................................     30
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL
  MEETING OF STOCKHOLDERS...................................     31
SUMMARY ANNUAL REPORT AND 10-K REPORT.......................     31

                            FLEET BOSTON CORPORATION
                               One Federal Street
                          Boston, Massachusetts 02110
                            Telephone (617) 346-4000

                              -------------------

                      2000 ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

                                PROXY STATEMENT

We are mailing this Proxy Statement, with the accompanying proxy card, to you on or about March 10, 2000. The enclosed proxy is solicited by the Board of Directors ("the Board") of Fleet Boston Corporation in connection with the Annual Meeting of Stockholders to be held on April 18, 2000, and any adjournment of that meeting.

                ------------------------------------------------

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE?

If you are a holder of our Common Stock, on our records at the close of business on February 24, 2000 (the "Record Date" for the Annual Meeting), you are entitled to vote at the Annual Meeting. On the Record Date, we had 902,100,498 shares of Common Stock issued and outstanding, exclusive of treasury shares. Each issued and outstanding share of Common Stock will be entitled to one vote on each matter to be voted on at the Annual Meeting and can be voted only if the owner of record is present to vote or is represented by proxy.

HOW ARE VOTES COUNTED?

The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are treated in the same manner as shares present or represented at the Annual Meeting for purposes of determining the existence of a quorum.

The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect Directors, to ratify the selection of independent accountants and to decide the stockholder proposal. Approval of the Amendment to the Restated Articles of Incorporation to change the Corporation's name to "FleetBoston Financial Corporation" (the "Name Change Amendment") requires the affirmative vote of a majority of the issued and outstanding shares of the Corporation's Common Stock.

The total number of votes that are cast "for" a proposal will determine whether the proposal is adopted. Abstentions are counted in determining the total number of votes cast. While not counted as votes "for" or "against" a proposal, abstentions have the same effect as votes against a proposal. Broker non-votes are not counted in determining the number of votes cast. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter. The broker will indicate this on the proxy card.) Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such shares with respect to the consideration of the stockholder proposal without specific instructions from their customers.

In voting for the election of Directors, you may cast your vote in favor or against, but you may not specify an abstention. You may indicate abstentions with respect to the approval of the Name Change Amendment, the ratification of the selection of independent accountants and consideration of the stockholder proposal.

WHAT HAPPENS IF I VOTE BY PROXY?

If you sign, date and return the enclosed proxy card in time for the Annual Meeting and do not subsequently revoke it, your shares will be voted in accordance with your instructions as marked on the proxy card. If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your shares will be voted FOR the matters numbered (1), (2) and (3) on the proxy card and AGAINST the stockholder proposal. We are not aware of any matter to be considered at the Annual Meeting other than those referred to in this Proxy Statement. If any other business should properly come before the Annual Meeting, the persons named in the proxy card will vote according to their best judgment.

CAN I REVOKE MY PROXY CARD INSTRUCTIONS?

You may revoke your proxy at any time before it is exercised by returning to us another properly signed proxy card representing your shares and bearing a later date, delivering a written revocation letter to William C. Mutterperl, Secretary of the Corporation, or by attending the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Mr. Mutterperl's mailing address is Fleet Boston Corporation, One Federal Street, Boston, Massachusetts 02110.

Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

WHAT DO I NEED TO DO IF I PLAN TO ATTEND THE ANNUAL MEETING?

If you are a holder of record of shares of our Common Stock and you plan to attend the Annual Meeting, you need only bring a form of personal identification with you in order to be admitted to the Annual Meeting. If you are not a record holder of shares but hold our Common Stock through a bank or broker, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you hold your shares through a broker or bank and want to vote in person at the Annual Meeting, you will need to contact the registered holder of your shares and obtain a proxy in your name from that registered holder.

WHO PAYS THE EXPENSES OF THIS SOLICITATION?

We bear the cost of preparing, assembling and mailing the Notice, Proxy Statement and proxy card for the Annual Meeting. We have retained Georgeson & Co., New York, NY to assist in the solicitation of proxies and we will compensate them in an estimated amount of $15,000 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, employees of our principal subsidiary, Fleet National Bank (the "Bank") may solicit proxies by personal interview, by telephone or by other means of communication, without any additional compensation. We will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to the beneficial owners and we will reimburse the record holders for their reasonable expenses in transmitting those materials.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists all stockholders known by us to beneficially own more than 5% of the shares of Common Stock of the Corporation outstanding as of December 31, 1999:

                                                                 AMOUNT AND NATURE          PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OF BENEFICIAL OWNERSHIP         CLASS
------------------------------------                          -----------------------       ----------
FMR Corp.(1)................................................         70,917,344 (1)          7.75%(1)
82 Devonshire Street
Boston, MA 02109

KKR Associates(2)...........................................         51,183,780 (2)           5.5%(2)
9 West 57th Street
New York, NY 10019

------------------------

(1) FMR Corp. ("FMR") beneficially owned 70,917,344 shares of Common Stock as of December 31, 1999 as a result of various of its subsidiaries and affiliates providing investment advisory and management services. FMR has sole voting power with respect to 2,875,303 of the shares and sole dispositive power with respect to 70,917,344 of the shares. This information is based on a
    Schedule 13G filed by FMR with the Securities and Exchange Commission (the "SEC") dated February 28, 2000.

(2) KKR Associates, which was organized by Kohlberg Kravis Roberts & Co. ("KKR"), a private investment firm, as the general partner of each of Whitehall Associates, L.P. and KKR Partners II, L.P. (the "Partnerships"), beneficially owned, together with the Partnerships, 38,183,780 shares of Common Stock and rights to purchase 13,000,000 shares of Common Stock (the "Rights") as of December 31, 1999. The total number of shares of Common Stock represented by such Common Stock and Rights is 51,183,780 shares (after giving effect to the exercise of the Rights). KKR Associates is a New York limited partnership, whose General Partner is KKR & Co. LLC, a Delaware limited liability company. The members of KKR & Co. LLC consist of Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Certain past and present employees of KKR, partnerships and trusts for the benefit of the families of the members, employees of KKR and former members of KKR, are limited partners of KKR Associates. KKR Associates has sole voting and investment power for the Partnerships. This information is derived from an amended
    Schedule 13D filed with the SEC on January 13, 1996, and other information furnished to the Corporation. For purposes of calculating the percent of Common Stock beneficially owned by KKR Associates, the number of shares of Common Stock deemed to be outstanding includes 13,000,000 shares that may be issued upon exercise of the Rights described above.

                             ELECTION OF DIRECTORS

INFORMATION ABOUT THE NOMINEES

As of the date of this Proxy Statement, our Board consists of 24 persons. The Board is divided into three classes, with each class serving staggered terms of three years. Eight Director nominees are to be elected for terms of office that will expire at the 2003 Annual Meeting. The nominees are William Barnet, III, John T. Collins, William F. Connell, Gary L. Countryman, Charles K. Gifford, Marian L. Heard, Thomas J. May and Terrence Murray.

Each of the nominees for Director is presently a Director of the Corporation. Each has consented to being named a nominee in this Proxy Statement and has agreed to serve as a Director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy card have discretion to vote for other persons designated by the Board. The following information with respect to the Director nominees, as well as the Directors whose terms of office expire in 2001 and 2002, is set forth in this Proxy
Statement: name, age, the number of shares of the Corporation's Common Stock beneficially owned as of February 29, 2000, the year in which the individual became a Director of the Corporation, principal occupation, business or professional experience, the standing committees of the Board on which the individual serves as a member, and the names of any public companies, other than the Corporation, for which the individual serves as a Director. THE BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS.

                       NOMINEES FOR ELECTION AS DIRECTORS
             TERMS EXPIRE AT THE 2003 ANNUAL STOCKHOLDERS' MEETING

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WILLIAM BARNET &
        [PHOTO]           SON, INC.
  WILLIAM BARNET, III     -  President and Chief Executive Officer of William Barnet &
         Age 57           Son, Inc. (SYNTHETIC FIBER PROCESSING COMPANY) since 1976
    Director of the       -  CURRENT COMMITTEES: Audit
      Corporation         (1) In addition to shares directly held, includes 27,492
       since 1988         stock units held under the Corporation's Director Deferred
   Shares: 50,616(1)      Compensation and Stock Unit Plan (the "Directors' Plan").

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COLLINS GROUP,
        [PHOTO]           INC.
    JOHN T. COLLINS       -  Chairman and Chief Executive Officer of The Collins
         Age 53           Group, Inc. since 1990
    Director of the       -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Joan Fabrics, Inc.
      Corporation         -  CURRENT COMMITTEES: Executive and Human Resources and
       since 1995         Board Governance
   Shares: 119,254(2)     (2) In addition to shares directly held, includes 4,130
                          stock units held under the Directors' Plan.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CONNELL LIMITED
        [PHOTO]           PARTNERSHIP
   WILLIAM F. CONNELL     -  Chairman and Chief Executive Officer of Connell Limited
         Age 61           Partnership (METALS RECYCLING AND THE MANUFACTURE OF
    Director of the       INDUSTRIAL PRODUCTS) since 1987
      Corporation         -  Director of BankBoston Corporation ("BankBoston") from
  since October, 1999     1993 to October, 1999
   Shares: 124,949(3)     -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Harcourt General,
                          Inc. and Liberty Financial Companies, Inc.
                          -  CURRENT COMMITTEES: Executive and Human Resources and
                          Board Governance
                          (3) In addition to shares directly held, includes 405 stock units held under the Directors' Plan, 2,734 stock units held under the BankBoston Directors Retirement Benefits Exchange
                          Program (the "BKB Exchange Program") and 7,104 shares which
                          Mr. Connell has a right to acquire within 60 days under the
                          BankBoston 1997 Stock Option Plan for Non-Employee Directors
                          (the "BKB Director Stock Option Plan"). The BKB Exchange
                          Program and the BKB Director Stock Option Plan were assumed by the Corporation in connection with the merger.

                       NOMINEES FOR ELECTION AS DIRECTORS
             TERMS EXPIRE AT THE 2003 ANNUAL STOCKHOLDERS' MEETING

                          CHAIRMAN OF LIBERTY MUTUAL INSURANCE COMPANY
        [PHOTO]           -  Chairman of Liberty Mutual Insurance Company since 1991,
   GARY L. COUNTRYMAN     Chief Executive Officer from 1987 to 1998 and President from
         Age 60           1981 to 1992
    Director of the       -  Director of BankBoston from 1982 to October, 1999
      Corporation         -  OTHER PUBLIC COMPANY DIRECTORSHIPS: NSTAR, Liberty
  since October, 1999     Financial Companies, Inc., Harcourt General, Inc., Unisource
   Shares: 25,219(4)      Worldwide, Inc., and Gulf Canada Resources
                          -  CURRENT COMMITTEES: Executive and Human Resources and
                          Board Governance
                          (4) In addition to shares directly held, includes 101 stock units held under the Directors' Plan, 9,843 stock units held under the BKB Exchange Program, 286 stock units held under the BankBoston Director Stock Award Plan (the "BKB Director
                          Stock Award Plan") and 7,104 shares which Mr. Countryman has a right to acquire within 60 days under the BKB Director
                          Stock Option Plan. The BKB Director Stock Award Plan was
                          assumed by the Corporation in connection with the merger.

                          PRESIDENT AND CHIEF OPERATING OFFICER OF THE CORPORATION
        [PHOTO]           -  President and Chief Operating Officer of the Corporation
   CHARLES K. GIFFORD     since October, 1999
         Age 57           -  Chairman and Chief Executive Officer of BankBoston from
    Director of the       1997 to October, 1999, Chief Executive Officer from 1996 to
      Corporation         1997, and Chairman, President and Chief Executive Officer
  since October, 1999     from 1995 to 1996
  Shares: 1,805,607(5)    -  Director of BankBoston from 1987 to October, 1999
                          -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Massachusetts Mutual
                          Life Insurance Company and NSTAR
                          -  CURRENT COMMITTEES: Executive
                          (5) In addition to shares directly held, includes 958,710
                          shares which Mr. Gifford has a right to acquire within 60
                          days under long-term incentive plans assumed or maintained by the Corporation, 250,000 restricted shares acquired under such long-term incentive plans and as to which Mr. Gifford has sole voting but no investment authority, 982 shares held as custodian for two of his children, 3,542 shares owned by one of his children directly and 491 shares which he owns
                          jointly with one of his children.

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE UNITED WAY OF
        [PHOTO]           MASSACHUSETTS BAY
    MARIAN L. HEARD       -  President and Chief Executive Officer of the United Way
         Age 59           of Massachusetts Bay and Chief Executive Officer of the
    Director of the       United Way of New England since 1992
      Corporation         -  OTHER PUBLIC COMPANY DIRECTORSHIPS: CVS Corporation and
       since 1998         Liberty Financial Companies, Inc.
    Shares: 3,832(6)      -  CURRENT COMMITTEES: Community Investment and Public
                          Policy
                          (6) In addition to shares directly held, includes 3,633
                          stock units held under the Directors' Plan.

                       NOMINEES FOR ELECTION AS DIRECTORS
             TERMS EXPIRE AT THE 2003 ANNUAL STOCKHOLDERS' MEETING

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF NSTAR, BOSTON
        [PHOTO]           EDISON, COMELECTRIC, COMGAS AND CAMBRIDGE ELECTRIC
     THOMAS J. MAY        -  Chairman and Chief Executive Officer of NSTAR (ENERGY
         Age 52           UTILITY COMPANY) and its principal operating companies
    Director of the       (Boston Edison, ComElectric, ComGas and Cambridge Electric)
      Corporation         since 1999
  since October, 1999     -  Chairman and Chief Executive Officer of Boston Edison
   Shares: 13,717(7)      Company from 1994 to 1999 and President from 1995 to 1999
                          -  Director of BankBoston from 1994 to October, 1999
                          -  OTHER PUBLIC COMPANY DIRECTORSHIPS: NSTAR, Liberty
                          Financial Companies, Inc., New England Business
                          Services, Inc. and RCN Corporation
                          -  CURRENT COMMITTEES: Human Resources and Board Governance
                          (7) In addition to shares directly held, includes 405 stock units held under the Directors' Plan, 1,804 stock units held under the BKB Exchange Program, 3,169 stock units held under the BKB Director Stock Award Plan and 7,104 shares which Mr.
                          May has a right to acquire within 60 days under the BKB
                          Director Stock Option Plan.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE CORPORATION
        [PHOTO]           -  Chairman and Chief Executive Officer of the Corporation
    TERRENCE MURRAY       since 1997, President and Chief Executive Officer from 1995
         Age 60           to December, 1996, and Chairman, President and Chief
    Director of the       Executive Officer from 1989 to 1995
      Corporation         -  OTHER PUBLIC COMPANY DIRECTORSHIPS: A.T. Cross Company,
       since 1976         Allmerica Financial Corporation and CVS Corporation
  Shares: 2,115,823(8)    -  CURRENT COMMITTEES: Executive
                          (8) In addition to shares directly held, includes 1,153,333 shares which Mr. Murray has a right to acquire within 60
                          days under the Corporation's long-term incentive plans,
                          473,334 restricted shares acquired under such long-term
                          incentive plans and as to which Mr. Murray has sole voting but no investment authority, 302,078 shares held by a trust under which Mr. Murray is a beneficiary, 50,500 shares held by a family charitable foundation, 12,035 shares held by a company in which Mr. Murray is a stockholder and 37,620
                          shares held by a trust under which Mr. Murray and members of his family are beneficiaries.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2001 ANNUAL STOCKHOLDERS' MEETING

                          PRESIDENT AND MANAGING PARTNER OF SHAWMUT CAPITAL PARTNERS,
        [PHOTO]           INC.
     JOEL B. ALVORD       -  President and Managing Partner of Shawmut Capital
         Age 61           Partners, Inc. (VENTURE CAPITAL BUY-OUT FIRM) since 1997
    Director of the       -  Chairman of the Corporation from 1995 to December, 1996
      Corporation         -  Chief Executive Officer of Shawmut National Corporation
       since 1995         ("Shawmut") from 1988 until 1995
   Shares: 308,153(9)     -  OTHER PUBLIC COMPANY DIRECTORSHIPS: HSB Group, Inc., and
                          Cuno Incorporated
                          -  CURRENT COMMITTEES: Executive (Chair) and Community
                          Investment and Public Policy
                          (9) In addition to shares directly held, includes 198,000
                          shares which Mr. Alvord has a right to acquire within 60
                          days under long-term incentive plans assumed or maintained by the Corporation, 8,960 shares held by a family
                          foundation, and 7,016 stock units held under the Directors'
                          Plan.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF RAYTHEON COMPANY
        [PHOTO]           -  Chairman and Chief Executive Officer of Raytheon since
   DANIEL P. BURNHAM      August, 1999, President and Chief Executive Officer from
         Age 53           December, 1998 to August, 1999, and President and Chief
    Director of the       Operating Officer from July, 1998 to December, 1998
      Corporation         -  Vice Chairman of Allied Signal, Inc. from 1997 to July,
  since October, 1999     1998 and President of Allied Signal Aerospace from 1992 to
   Shares: 2,918(10)      1997
                          -  Director of BankBoston from April, 1999 to October, 1999
                          -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Raytheon Company
                          -  CURRENT COMMITTEES: Risk Management
                          (10) In addition to shares directly held, includes 203 stock units held under the Directors' Plan, 111 stock units held under BKB Director Stock Award Plan and 2,368 shares which
                          Mr. Burnham has a right to acquire within 60 days under the
                          BKB Director Stock Option Plan.

                          RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF TEXTRON INC.
        [PHOTO]           -  Chairman of Textron Inc. (DIVERSIFIED MANUFACTURING
   JAMES F. HARDYMON      COMPANY) from 1993 until his retirement in January, 1999,
         Age 65           and Chief Executive Officer from 1992 until 1999
    Director of the       -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Air Products &
      Corporation         Chemicals, Inc., Schneider Electric, S.A., American
       since 1991         Standard Companies, Inc., Lexmark International, Inc.,
   Shares: 12,233(11)     Circuit City Stores, Inc., and Championship Auto Racing
                          Teams, Inc.
                          -  CURRENT COMMITTEES: Human Resources and Board Governance
                          (Chair)
                          (11) In addition to shares directly held, includes 4,457
                          stock units held under the Directors' Plan.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2001 ANNUAL STOCKHOLDERS' MEETING

                          PRESIDENT OF COMMERCIAL & RETAIL BANKING OF THE
        [PHOTO]           CORPORATION
   ROBERT J. HIGGINS      -  President of Commercial & Retail Banking of the
         Age 54           Corporation since October, 1999, President and Chief
    Director of the       Operating Officer of the Corporation from 1997 to October,
      Corporation         1999, and Vice Chairman of the Corporation from 1993 to 1997
  since October, 1999     -  CURRENT COMMITTEES: Community Investment and Public
 Shares: 1,132,981(12)    Policy and Trust
                          (12) In addition to shares directly held, includes 565,667 shares which Mr. Higgins has a right to acquire within 60
                          days under the Corporation's long-term incentive plans,
                          327,500 restricted shares acquired under such long-term
                          incentive plans and as to which Mr. Higgins has sole voting but no investment authority, 24,500 shares held by family
                          trusts and 9,156 shares held by a family foundation.

                          PRESIDENT OF GLOBAL BANKING & FINANCIAL SERVICES OF THE
        [PHOTO]           CORPORATION
   HENRIQUE DE CAMPOS     -  President of Global Banking & Financial Services of the
       MEIRELLES          Corporation since October, 1999
         Age 54           -  President and Chief Operating Officer of BankBoston from
    Director of the       1996 to October, 1999, and Regional Manager in Brazil from
      Corporation         1984 to 1996
  since October, 1999     -  Director of BankBoston from 1996 to October, 1999
 Shares: 1,106,637(13)    -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Best Foods, Inc.,
                          Champion International Corporation, Raytheon Company and
                          Accion International, Inc.
                          -  CURRENT COMMITTEES: Community Investment and Public
                          Policy and Trust
                          (13) In addition to shares directly held, includes 689,248 shares which Mr. Meirelles has a right to acquire within 60 days under long-term incentive plans assumed or maintained by the Corporation, and 250,000 restricted shares acquired under such long-term incentive plans and as to which
                          Mr. Meirelles has sole voting but no investment authority.

                          PRESIDENT AND CHIEF OPERATING OFFICER OF QUICK & REILLY/
        [PHOTO]           FLEET SECURITIES, INC.
    THOMAS C. QUICK       -  President, Chief Operating Officer and Director of Quick
         Age 45           & Reilly/Fleet Securities, Inc. since 1996
    Director of the       -  President of Quick & Reilly, Inc., a discount broker,
      Corporation         from 1985 until 1996
       since 1998         (14) In addition to shares directly held, includes 6,159,267
 Shares: 6,689,719(14)    shares held by various family trusts or partnerships and
                          173,400 shares which Mr. Quick has a right to acquire within
                          60 days under the Corporation's long-term incentive plans.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2001 ANNUAL STOCKHOLDERS' MEETING

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF MORMAC MARINE GROUP,
        [PHOTO]           INC. AND CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF MORAN
   PAUL R. TREGURTHA      TRANSPORTATION COMPANY
         Age 64           -  Chairman and Chief Executive Officer of Mormac Marine
    Director of the       Group, Inc. (MARINE SHIPPING COMPANY) since 1988, Chairman
      Corporation         and Chief Executive Officer of Moran Transportation Company
       since 1995         (TUG AND BARGE SHIPPING COMPANY) since 1999, Chairman of
   Shares: 32,560(15)     Moran Transportation Company from 1994 to 1999
                          -  OTHER PUBLIC COMPANY DIRECTORSHIPS: FPL Group, Inc.,
                          Alliance Resource Management GP, LLC and Teachers Insurance
                          and Annuity Association
                          -  CURRENT COMMITTEES: Risk Management (Chair)
                          (15) In addition to shares directly held, includes 6,778
                          stock units held under the Directors' Plan.

                          LAWRENCE E. FOURAKER PROFESSOR OF BUSINESS ADMINISTRATION,
        [PHOTO]           HARVARD UNIVERSITY GRADUATE SCHOOL OF BUSINESS
    THOMAS R. PIPER       ADMINISTRATION
         Age 62           -  Faculty member at Harvard since 1970
    Director of the       -  Director of BankBoston from 1996 to October, 1999
      Corporation         -  CURRENT COMMITTEES: Audit and Trust
  since October, 1999     (16) In addition to shares directly held, includes 68 stock
   Shares: 23,711(16)     units held under the Directors' Plan, 535 stock units held under the BKB Director Stock Award Plan, 3,647 shares held by a trust over which Mr. Piper has voting authority and
                          7,104 shares which Mr. Piper has a right to acquire within
                          60 days under the BKB Director Stock Option Plan.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2002 ANNUAL STOCKHOLDERS' MEETING

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF GILBANE BUILDING
        [PHOTO]           COMPANY
 PAUL J. CHOQUETTE, JR.   -  Chairman and Chief Executive Officer of Gilbane Building
         Age 61           Company since 1997, President and Director of Gilbane
    Director of the       Building Company since 1981
      Corporation         -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Carlisle
       since 1982         Companies, Inc. and Eastern Utilities Associates
   Shares: 28,467(17)     -  CURRENT COMMITTEES: Executive and Risk Management
                          (17) In addition to shares directly held, includes 6,296
                          stock units held under the Directors' Plan and 4,400 shares owned by his spouse.

                          SENIOR ADVISOR, THE ANDREW W. MELLON FOUNDATION AND
        [PHOTO]           PRESIDENT EMERITA OF WHEATON COLLEGE, NORTON, MASSACHUSETTS
    ALICE F. EMERSON      -  Senior Advisor, The Andrew W. Mellon Foundation since
         Age 68           1998, Senior Fellow, The Andrew W. Mellon Foundation from
    Director of the       1991 to 1998
      Corporation         -  President of Wheaton College from 1975 to 1991
  since October, 1999     -  Director of BankBoston from 1977 to October, 1999
   Shares: 25,222(18)     -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Eastman Kodak
                          Company, Champion International Corporation and AES
                          Corporation
                          -  CURRENT COMMITTEES: Audit and Trust (Chair)
                          (18) In addition to shares directly held, includes 68 stock units held under the Directors' Plan, 13,125 stock units
                          held under the BKB Exchange Program, 2,233 stock units held under the BKB Director Stock Award Plan and 7,104 shares
                          which Ms. Emerson has a right to acquire within 60 days
                          under the BKB Director Stock Option Plan.

                          VICE CHAIRMAN OF BILL GROSS' IDEALAB!
        [PHOTO]           -  Vice Chairman of idealab! (CREATES AND OPERATES INTERNET
    ROBERT M. KAVNER      BUSINESSES) since 1998
         Age 56           -  President, Chief Executive Officer and Director of On
    Director of the       Command Corp. (PROVIDES IN-ROOM VIDEO SERVICES TO THE
      Corporation         LODGING INDUSTRY) from 1996 until 1998
       since 1986         -  Executive of Creative Artists Agency, Inc. and Managing
   Shares: 14,121(19)     Director of Kavner & Associates from 1994 until 1996
                          -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Earthlink Networks,
                          Inc., Ticketmaster Online-CitySearch, Inc., GoTo.com, Inc.
                          and Jupiter Communications
                          -  CURRENT COMMITTEES: Human Resources and Board Governance
                          (19) In addition to shares directly held, includes 7,641
                          stock units held under the Directors' Plan.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2002 ANNUAL STOCKHOLDERS' MEETING

                          UNIVERSITY RESEARCH PROFESSOR OF DIPLOMACY AND
        [PHOTO]           INTERNATIONAL RELATIONS, GEORGETOWN UNIVERSITY,
   DONALD F. MCHENRY      WASHINGTON, D.C. AND PRESIDENT OF THE IRC GROUP
         Age 63           -  University Research Professor at Georgetown University
    Director of the       since 1981
      Corporation         -  President of The IRC Group since 1983
  since October, 1999     -  Director of BankBoston from 1981 to October, 1999
   Shares: 31,694(20)     -  OTHER PUBLIC COMPANY DIRECTORSHIPS: AT&T Corp., The
                          Coca-Cola Company, International Paper Company and
                          SmithKline Beecham, PLC
                          -  CURRENT COMMITTEES: Executive and Audit (Chair)
                          (20) In addition to shares directly held, includes 68 stock units held under the Directors' Plan, 10,336 stock units
                          held under the BKB Exchange Program, 3,169 stock units held under the BKB Director Stock Award Plan and 7,104 shares
                          which Mr. McHenry has a right to acquire within 60 days
                          under the BKB Director Stock Option Plan.

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE PICOTTE
        [PHOTO]           COMPANIES
   MICHAEL B. PICOTTE     -  President and Chief Executive Officer of the Picotte
         Age 52           Companies (REAL ESTATE OWNERSHIP AND MANAGEMENT COMPANIES)
    Director of the       since 1970
      Corporation         -  CURRENT COMMITTEES: Audit
       since 1989         (21) In addition to shares directly held, includes 14,000
   Shares: 74,486(21)     stock units held under the Directors' Plan, 4,514 shares
                          held by a trust under which Mr. Picotte is a beneficiary and
                          18,090 shares held by a company in which Mr. Picotte is a
                          stockholder.

                          CHIEF EXECUTIVE OFFICER OF WFD, INC.
        [PHOTO]           -  Founder and Chief Executive Officer of WFD, Inc.
  FRANCENE S. RODGERS     (FORMERLY KNOWN AS WORK/FAMILY DIRECTIONS, INC., A SERVICE
         Age 53           AND CONSULTING FIRM ON EMPLOYEE COMMITMENT) since 1983
    Director of the       -  Director of BankBoston from 1997 to October, 1999
      Corporation         -  CURRENT COMMITTEES: Risk Management and Community
  since October, 1999     Investment and Public Policy
   Shares: 9,947(22)      (22) In addition to shares directly held, includes 379 stock units held under the Directors' Plan, 1,280 stock units held under the BKB Director Stock Award Plan and 7,104 shares
                          which Ms. Rodgers has a right to acquire within 60 days
                          under the BKB Director Stock Option Plan.

                         DIRECTORS CONTINUING IN OFFICE
             TERMS EXPIRE AT THE 2002 ANNUAL STOCKHOLDERS' MEETING

                          CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF UNICOM
        [PHOTO]           CORP. AND COMMONWEALTH EDISON COMPANY
      JOHN W. ROWE        -  Chairman, President and Chief Executive Officer of Unicom
         Age 54           Corp. (CHICAGO-BASED ENERGY COMPANY) and Commonwealth Edison
    Director of the       Company since 1998
      Corporation         -  President and Chief Executive Officer of New England
  since October, 1999     Electric System from 1989 to 1998
   Shares: 21,960(23)     -  Director of BankBoston from 1989 to October, 1999
                          -  OTHER PUBLIC COMPANY DIRECTORSHIPS: Unicom Corp., UNUM
                          Provident Corporation, Commonwealth Edison Company and
                          Wisconsin Central Transportation Co.
                          -  CURRENT COMMITTEES: Community Investment and Public
                          Policy (Chair)
                          (23) In addition to shares directly held, includes 385 stock units held under the Directors' Plan, 5,086 stock units held under the BKB Exchange Program, 3,169 stock units held under the BKB Director Stock Award Plan, 7,104 shares which Mr.
                          Rowe has a right to acquire within 60 days under the BKB
                          Director Stock Option Plan and 947 shares owned by his
                          spouse.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CVS CORPORATION
        [PHOTO]           -  Chairman and Chief Executive Officer of CVS Corporation
     THOMAS M. RYAN       since 1999, President and Chief Executive Officer from 1998
         Age 47           to 1999, President and Chief Executive Officer of CVS
    Director of the       Pharmacy, Inc. from 1994 until 1998
      Corporation         -  OTHER PUBLIC COMPANY DIRECTORSHIPS: CVS Corporation and
       since 1997         Reebok International, Ltd.
   Shares: 5,803(24)      -  CURRENT COMMITTEES: Risk Management
                          (24) In addition to shares directly held, includes 4,303
                          stock units held under the Directors' Plan and 500 shares
                          owned by his spouse.

              CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

During 1999, the Board met ten times. The Board has an Executive Committee, an Audit Committee, a Community Investment and Public Policy Committee, a Human Resources and Board Governance Committee, and a Risk Management Committee, the members of which are appointed each year. Each member of the Executive, Audit, Community Investment and Public Policy, and Risk Management Committees of the Corporation is also a member of the corresponding committee of the Bank. No member of the Audit, Human Resources and Board Governance or Risk Management Committee is an employee of the Corporation or its subsidiaries. In addition to the Committees noted above, the Bank has a Trust Committee.

The Executive Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Corporation's By-Laws. The members of the Executive Committee are also members of the Executive Committee of the Bank and their meetings, when held, are held jointly. The Executive Committee did not meet in 1999.

The Audit Committee oversees the scope of the Corporation's internal auditing, the independence of the outside accountants, the adequacy of the Corporation's system of internal controls and procedures, and the adequacy of management's action with respect to recommendations made by the Corporation's auditors. The Audit Committee also oversees the Corporation's regulatory compliance. The functions of the Audit Committee also include recommending the appointment of the Corporation's independent accountants, overseeing the duties of the Director, Corporate Audit and his or her staff and initiating and supervising examinations of the financial statements or activities of the Corporation. The Audit Committee also receives reports on bank regulatory examinations of the Corporation and its subsidiaries and reports of the Director, Corporate Audit regarding his or her program of continuous financial or operational audits of the Corporation and its subsidiaries. The members of the Corporation's Audit Committee are also members of the Audit Committee of the Bank and customarily hold joint meetings of both Committees. The Audit Committee of the Corporation held four meetings in 1999.

The Human Resources and Board Governance Committee is responsible for overseeing human resources policies and systems, compensation and benefit plans (including management bonuses and equity-based awards), senior officer appointments, and succession planning. The Committee approves, or recommends to the Board for its approval, the compensation of top executives of the Corporation, and discharges duties under various benefit and incentive compensation plans for the Corporation. The Committee is also responsible for establishing guidelines for Board composition and Director qualifications and periodically assessing the effectiveness of the Board and its committees. In 1999, the Human Resources and Board Governance Committee held five meetings.

The Risk Management Committee is responsible for oversight of certain corporate risk areas, including loan review, credit administration and asset and liability management. The members of the Corporation's Risk Management Committee are also members of the Risk Management Committee of the Bank and customarily hold joint meetings of both Committees. The Risk Management Committee held four meetings in 1999.

The Community Investment and Public Policy Committee is responsible for reviewing management's policies, practices and performance related to work force diversity, community affairs activities, charitable contributions, compliance with the Community Reinvestment Act and certain other related consumer laws and regulations. The members of the Community Investment and Public Policy Committee are also members of the Community Investment and Public Policy Committee of the Bank and customarily hold joint meetings of both Committees. The Community Investment and Public Policy Committee held one meeting in 1999.

The functions of the Trust Committee of the Bank include reviewing and approving general policies pertaining to the exercise of fiduciary powers by the Bank and overseeing the exercise of the Bank's fiduciary powers and policies. Prior to the establishment of the Trust Committee in October, 1999, the Bank monitored these areas through the Risk Management Committee. The Bank's Trust Committee did not meet in 1999.

The Board has no standing nominating committee. The Board as a whole reviews the qualifications of nominee Directors and recommends to the stockholders the election of the Corporation's Directors. A stockholder may nominate a person for election as a Director by complying with Section 3.15 of the Corporation By-Laws, which provides that advance notice of a nomination must be delivered to the Corporation and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of this By-Law provision may be obtained by writing to William C. Mutterperl, Secretary of the Corporation, One Federal Street, Boston, Massachusetts 02110. In accordance with the terms of their 1999 employment agreements, discussed later in this Proxy Statement, the Corporation has agreed to support the election and re-election to the Board of Messrs. Gifford, Meirelles and Higgins during the period specified in their agreements. Under the terms of Mr. Alvord's 1995 employment agreement, the Corporation will support Mr. Alvord's election and re-election to the Board until Mr. Alvord reaches age 65, and Mr. Alvord will serve until his 65th birthday as Chairman of the Executive Committee of the Board or in such other capacity as the Corporation and Mr. Alvord shall agree.

In 1999, all Board members attended more than 75% of the aggregate of the meetings of the Board and its Committees on which they served except for Mr. Burnham who attended two of the three (67%) meetings held after he became a Director of the Corporation.

COMPENSATION OF DIRECTORS

ANNUAL RETAINER AND MEETING FEES. For their service on the Board, Directors (other than Messrs. Murray, Gifford, Higgins, Meirelles and Quick) receive an annual retainer of $50,000, plus $1,500 for each Board meeting attended and $1,000 for each telephonic meeting attended. Committee members receive $1,000 per Committee meeting attended and $750 for each telephonic meeting attended, and each Committee Chairman is paid an additional $7,000 per year. Meeting fees are not paid to Directors who are officers of the Corporation or one of its subsidiaries.

DIRECTOR DEFERRED COMPENSATION AND STOCK UNIT PLAN (the "DIRECTORS' PLAN"). The Directors' Plan is designed to link the Directors' compensation more closely with the interests of stockholders. Pursuant to the Directors' Plan, each non-employee Director receives an annual award of stock units equal to 60% of the annual retainer (currently $30,000). The stock units are payable in shares of Common Stock following termination of service as a Director, and replace any additional benefit accruals under the retirement plans previously maintained. All of the current Directors who were in office on April 15, 1998 when the Directors' Plan was adopted chose to convert the present value of their accrued retirement plan benefits into stock units based on the fair market value of the Common Stock on that date. In addition, the Directors' Plan requires the mandatory deferral of 50% of each Director's annual retainer into stock units. Directors also may elect to defer all or a portion of their remaining annual retainer and meeting fees into stock units or a fixed rate account, or a combination of the two.

RETIREMENT PLAN. The Corporation previously maintained a retirement plan for its non-employee Directors. Under this plan, a Director became eligible for benefits after he or she served on the Board for at least five years. The plan provided the participant a maximum retirement benefit of $200,000 after 10 years of service. All current Directors participating in this plan converted their accumulated balances into stock units under the Directors' Plan described above, based on the fair market value of the Common Stock on April 15, 1998.

ASSUMED PLANS.  In connection with the BankBoston, Shawmut and Norstar Bancorp,

Inc. transactions, the Corporation has assumed certain benefit plans applicable to former Directors of such entities who joined the Board of the Corporation. No future awards are made under these plans. In general, the Directors eligible for accrued but unpaid benefits under these plans have converted the present value of their accrued benefits into stock units under the Directors' Plan described above.

BANKBOSTON PROGRAMS. In connection with the BankBoston merger, the Corporation assumed three BankBoston Director plans. Under the BKB Director Stock Award Plan, each non-employee Director received awards of common stock which they could elect to defer for the following calendar year. The number of shares deferred, together with dividend equivalents, were credited to a share deferral account established for each Director. In connection with the merger, these deferred shares were converted into stock units that are payable in shares of the Corporation's Common Stock under the terms of the BKB Director Stock Award Plan.

    The BKB Exchange Program was established in 1997 so that Directors could convert accrued retirement benefits into deferred or restricted stock of BankBoston. All of the Directors elected to convert their accrued benefits to deferred or restricted shares. In connection with the merger, the deferred shares were converted into stock units that are payable in shares of the Corporation's Common Stock under the terms of the BKB Exchange Program.

    The BKB Director Stock Option Plan provided for an annual grant of options to each non-employee Director immediately following each annual stockholders' meeting. In connection with the merger, these options were converted into options for the Corporation's Common Stock.

SHAWMUT PROGRAMS. In connection with the Shawmut merger, the Corporation assumed the Shawmut 1989 Non-Employee Directors' Restricted Stock Plan (the "Shawmut Restricted Stock Plan"). In assuming the Shawmut Restricted Stock Plan, the Board prohibited any future awards under the plan. The terms of the plan continue to apply to any outstanding shares of the Corporation's restricted stock held by former Shawmut Directors continuing on the Corporation's Board.

In connection with the Shawmut merger, the Corporation also assumed obligations under an irrevocable trust agreement which holds life insurance policies on the lives of the members of the former Shawmut Board, and cash sufficient to cover future premium costs. The policies fund a charitable giving program under which the eligible Directors are permitted to recommend up to four tax-exempt charities to receive contributions. Upon a Director's death, annual contributions will be made for a period of ten years to the tax-exempt charity or charities recommended by that Director; the amount of the annual contribution, in the aggregate, will be $100,000 ($1 million over ten years). Directors derive no financial benefit from the program. The current Directors of the Corporation eligible for this program are Messrs. Alvord, Collins and Tregurtha.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Shares owned by the Director nominees and the Directors whose terms of office expire in 2001 and 2002, including Messrs. Murray, Gifford, Higgins and Meirelles are described above under "Election of Directors." As of February 29, 2000, Mr. Sarles beneficially owned 1,134,306 shares. Mr. Sarles' shares include 539,334 shares, which he has a right to acquire within 60 days under the Corporation's long-term incentive plans, 267,500 restricted shares acquired under the Corporation's long-term incentive plans and as to which he has sole voting but no investment authority, and 400 shares owned by his children. As of February 29, 2000, current Directors and executive officers, in the aggregate, beneficially owned 2.07% of the issued and outstanding shares of the Corporation's Common Stock. The number of shares of the Corporation's Common Stock beneficially owned by each Director or Named Executive Officer does not equal or exceed 1% of the outstanding shares of the Corporation's Common Stock. No Director or executive officer of the Corporation beneficially owns any other equity security of the Corporation.

                 HUMAN RESOURCES AND BOARD GOVERNANCE COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Human Resources and Board Governance Committee (the "Committee") is composed entirely of six non-employee members of the Board who initiate all compensation actions regarding the Chief Executive Officer ("CEO") and review and approve the compensation for all executive officers. The Committee has prepared the following statement for inclusion in this Proxy Statement:

COMPENSATION PHILOSOPHY

    This report reflects the Corporation's compensation philosophy and describes the actions taken by the Corporation for 1999, as shown in the various tables supporting this report. The Corporation has designed its executive compensation program to:

- motivate key executives to achieve strategic business initiatives and to reward executives for their achievement;

- place considerable emphasis on variable compensation in the form of performance-based bonuses and equity awards and to support a pay-for-performance policy that differentiates compensation amounts based on a discretionary evaluation of performance results in three areas: corporate, business unit and individual performance;

- provide compensation opportunities that are comparable to those offered by peer organizations in order to allow the Corporation to compete for and retain talented executives who are critical to the Corporation's long-term success; and

- align the interests of executives with the long-term interests of stockholders through award opportunities that can increase the executives' ownership of the Corporation's Common Stock.

The Corporation's goal is to ensure a pay-for-performance policy where over 90% of the total compensation opportunity for the CEO and the four other most highly compensated officers identified in the Summary Compensation Table (the "Named Executive Officers"), and a significant portion for other senior executives, is in at-risk annual bonus and equity-based compensation. For 1999, the Corporation targeted compensation, including base salary, annual and long-term incentive compensation and total compensation, for the Named Executive Officers and other senior executives to be between the median and 75(th) percentile of compensation paid to the executives in comparable positions at the comparator banks for the following reasons:

- to recognize the significant achievement of bringing the Corporation and BankBoston together;

- to recognize the overall strong performance of the organization; and

- to motivate and reward executives for long-term success (a large part of the compensation is in the form of restricted stock and stock options, the value of which is linked to the future performance of the Corporation).

For the Named Executive Officers, the comparator banks are those domestic banks with assets of at least $100 billion (the "Peer Group"). The Peer Group is the group reflected in the Stock Performance Graph as the Top 7 Banks Peer Group. Prior to its merger with BankBoston, the Corporation had considered as its peer group the 14 largest (as determined by asset size) domestic banks and that group is also reflected on the Stock Performance Graph. The Committee believes that the new Peer Group is more representative of the Corporation's size, scope and product set and is a more appropriate benchmark for market competitiveness.

Annually, the Corporation participates in several compensation studies to determine the competitiveness of its compensation program for all executives. Participants in these surveys include other large banking and financial services institutions with significant international, corporate and investment banking businesses, as well as large regional banking organizations. Currently, executive compensation is composed of salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock, and benefits typically offered to executives by the Peer Group. These key elements are designed to provide a competitive, well-balanced total compensation program, which is supportive of the Corporation's strategies, including the Corporation's objective of seeking deductibility for compensation costs related to its Named Executive Officers to the extent permitted under Section 162(m) of the Internal Revenue Code.

BASE SALARY

    The purpose of base salary is to provide a basic level of income that recognizes the market value of the position, as well as the individual's performance and experience. Salary adjustments provided to key executives were given based on their personal contributions to business unit and corporate results, their actual salaries relative to the median for comparable positions in the appropriate peer group, and the Corporation's overall salary budget for the year. Additionally, with respect to Messrs. Gifford, Higgins and Meirelles, salary adjustments (as well as other compensation, including stock awards and annual bonuses) were based on the provisions of their employment agreements entered into as a result of the merger of BankBoston and the Corporation (those agreements are discussed later in this Proxy Statement). No specific weighting is applied, as all of these factors are important. The Committee believes that the salaries for 1999 are consistent with competitive practice.

ANNUAL INCENTIVE

    The Corporation's executive bonus plans support the objective of paying for performance that increases stockholder value by providing for bonuses under the plans only if the Corporation achieves specified targets of Return on Equity
(ROE) and net income.

    (1) NAMED EXECUTIVE OFFICER (NEO) BONUS PLAN. The NEO Bonus Plan permits the Committee to award bonuses to the Named Executive Officers only if certain performance goals related to net income and ROE are achieved for a particular year. On the basis of the Corporation's performance in 1999, the maximum bonus award allowed under the plan to the CEO and to each of the other Named Executive Officers is $7.98 million. The Committee has the discretion to decrease (but not to increase) the bonus amount.

    (2) MANAGEMENT BONUS PLAN. The purpose of the Management Bonus Plan, in which the Corporation's executive officers (except for the Named Executive Officers) participate, is to reward and motivate them for the achievement of important business objectives in a given year. The plan provides for a bonus pool that is based on the Corporation's performance in achieving pre-established target levels of ROE (50% of the bonus pool) and net income (20% of the bonus pool). The remaining 30% of the bonus pool is available to account for extraordinary events, measures not specifically reflected in ROE and net income, and individual performance.

LONG-TERM STOCK INCENTIVE

    The purpose of long-term stock incentive awards is to engender significant ownership of the Corporation's Common Stock by key officers and employees. This approach aligns the interests of executives with the interests of stockholders and provides a focus on the achievement of future long-term results. In granting stock awards to the Named Executive Officers, the Committee took into account the executive's level of responsibility and the practices in the Peer Group. The Committee did not consider the amount of stock options or restricted stock already held by the executive when it granted individual stock awards in 1999.

Stock options are awarded at the fair market value on the date of the grant, so that the gains for the executive officers are comparable to those of a stockholder purchasing a share of Common Stock on the same date. Generally, options vest in one-third increments, beginning on the first anniversary of the date of the grant, and expire 10 years from the date of the grant.

In October 1999, the Committee awarded performance-based restricted stock under the Corporation's 1996 Long-Term Incentive Plan (the "1996 Plan") to several executive officers, including the CEO and the other Named Executive Officers. The awards are designed to further reinforce the Corporation's philosophy of promoting stockholder value and earnings growth. Accordingly, the vesting of shares of restricted stock is dependent on the achievement of certain return on assets (ROA), ROE or cost savings targets (see footnote 3, Summary Compensation Table). In order to retain certain other executives who are considered critical to the long-term success of the company, the Corporation also awarded them restricted stock that vests over a specified time period.

CEO COMPENSATION

In 1999, the Corporation's most highly compensated Named Executive Officer was Terrence Murray, Chairman and Chief Executive Officer. The Committee established certain quantitative and qualitative goals for 1999 and the achievement of these goals, as well as the development and execution of business objectives, including the strategic merger with BankBoston, provided the basis for the bonus awarded to Mr. Murray. In its review of Mr. Murray's performance, the Committee determined that he met or exceeded all critical objectives in 1999.

Mr. Murray's compensation for 1999 included a base salary at the same level as in effect since 1994 and a bonus in the amount of $4,000,000. The Committee exercised its judgment in determining the amount of Mr. Murray's award and considered primarily:

- the strategic merger with BankBoston, including integration efforts to date, making the Corporation the eighth largest banking organization in the country and positioning it as an important player in the global financial services market;

- the successful integration of two major acquisitions, Sanwa Business Credit and Merrill Lynch Specialists, each of which made significant contributions to the Corporation's earnings and diversified business strategy;

- the execution of the Corporation's business strategies as they relate to overall management, products and systems;

- the Corporation's overall performance as it relates to financial goals, including ROE, net income and ROA, each of which reflects strong performance, and growth in fee income, which improved the Corporation's revenue mix;

- continued progress toward the Corporation's diversity goals; and

- the level of compensation being paid to executives, including the CEOs, with comparable responsibilities within the Peer Group.

Mr. Murray was not present during Committee or Board discussions concerning his compensation. The Committee's decision was unanimously endorsed by the Board.

Mr. Murray was awarded 400,000 shares of performance-based restricted stock under the 1996 Plan (see discussion above). The Committee's decisions with respect to this award followed the same principles as those described for the Named Executive Officers generally.

The Committee believes that Mr. Murray's total compensation package for 1999, including his base salary and annual and long-term incentive awards, will be between the median and 75(th) percentile of the total compensation in the Peer Group, based on data obtained via surveys and outside consultants.

Submitted by the members of the Human Resources and Board Governance Committee.

James F. Hardymon (Chairman)              Gary L. Countryman
John T. Collins                           Robert M. Kavner
William F. Connell                        Thomas J. May

February 16, 2000

                            STOCK PERFORMANCE GRAPH

The Stock Performance Graph compares the yearly change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index, the Top 7 Banks Peer Group and the Top 14 Banks Peer Group, for the five-year period from December 31, 1994 through December 31, 1999.

The graph assumes that $100 was invested in the Common Stock and the indices on December 31, 1994, and that all dividends were reinvested. The Corporation's Top 7 Banks Peer Group consists of the top 7 (based on asset size) domestic banks, for the fiscal year ending December 31, 1999. The financial institutions that comprise this group are: Citigroup Inc., BankAmerica Corporation, The Chase Manhattan Corporation, First Union Corporation, Bank One Corporation, J.P. Morgan & Co. Incorporated, and Wells Fargo & Company. Previously, the Corporation used the Top 14 Banks Peer Group for comparison purposes. Information on both groups is presented in this year's Stock Performance Graph for your reference. The Top 14 Banks Peer Group consists of the top 14 (based on asset size) domestic banks, excluding the Corporation, for the fiscal year ending December 31, 1999.

The financial institutions that comprise this group include the seven banks noted above as well as U.S. Bancorp, SunTrust Banks, Inc., PNC Bank Corp., National City Corporation, KeyCorp, Firstar Corporation and The Bank of New York Company, Inc. The returns of each of these corporations have been weighted according to their market capitalization at the beginning of each year presented.

                            TOTAL RETURN PERFORMANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

INDEX VALUE
             Fleet Boston Corporation  S&P 500  Top 7 Banks Peer Group  Top 14 Banks Peer Group
12/31/94                      $100.00   100.00                  100.00                   100.00
12/31/95                      $131.77   137.58                  154.48                   154.56
12/31/96                      $167.56   169.03                  217.44                   216.68
12/31/97                      $259.80   225.44                  317.39                   321.88
12/31/98                      $317.08   289.79                  333.94                   346.75
12/31/99                      $253.90   350.50                  357.20                   347.30

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Except as otherwise noted, the following table shows compensation paid by the Corporation for the last three fiscal years to the Named Executive Officers. With respect to salary for 1999 for Messrs. Gifford and Meirelles, the amount shown includes salary paid by the Corporation following the merger, as well as salary paid by BankBoston prior to the merger. The remaining information presented with respect to Messrs. Gifford and Meirelles reflects compensation paid solely by the Corporation following the merger.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                           -----------------------------------------------------------------
                                                                                        AWARDS
                                           ANNUAL          -----------------------------------------------------------------
                                        COMPENSATION                                   RESTRICTED   SECURITIES
                                      -----------------                  OTHER ANNUAL     STOCK     UNDERLYING   ALL OTHER
                                               SALARY         BONUS      COMPENSATION   AWARD(S)     OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR       ($)           ($)          ($)(1)      ($)(2)(3)      (#)         ($)(4)
----------------------------------------------------------------------------------------------------------------------------
Terrence Murray ....................  1999    $992,200     $4,000,000      $74,057     $14,800,000         --     $309,177
  Chairman and Chief Executive        1998     992,200      3,400,000       87,161       4,898,438         --      292,958
  Officer                             1997     992,200      2,800,000           --       1,980,000  2,000,000(5)    242,615

Charles K. Gifford .................  1999     873,349      3,600,000           --      11,100,000    300,000           --
  President and Chief Operating
  Officer

Robert J. Higgins ..................  1999     726,924      2,800,000           --      11,100,000    200,000      201,806
  President of Commercial & Retail    1998     653,800      1,500,000           --       2,743,125    180,000      227,238
  Banking                             1997     600,000      1,250,000           --         990,000    160,000      151,281

Henrique de Campos Meirelles .......  1999     703,461      2,800,000           --      11,100,000    200,000           --
  President of Global Banking &
  Financial Services

H. Jay Sarles ......................  1999     572,000      2,400,000           --       8,880,000    175,000      227,875
  Vice Chairman, National Financial   1998     525,000      1,300,000           --       2,351,250    160,000      251,211
  Services and Chief Administrative   1997     525,000      1,100,000           --         990,000    150,000      166,684
  Officer

------------------------

(1) During the years covered by the table, none of the Named Executive Officers, except for Mr. Murray, received perquisites and other personal benefits from the Corporation in an amount sufficient to require reporting under SEC rules. The amounts shown for Mr. Murray in 1999 and 1998, include $53,800 and $47,900, respectively, related to tax preparation and financial planning services.

(2) The values shown in the table are based on the closing price of Common Stock on the date of each grant, rather than the December 31, 1999 closing price.

(3) In October 1999, the Corporation awarded performance-based restricted stock to the Named Executive Officers under the 1996 Plan. The restrictions will lapse over time if either ROA, ROE or cost savings achieved as a result of the merger of the Corporation and BankBoston exceed thresholds established by the Human Resources and Board Governance Committee. To the extent that these corporate performance goals are met, the Named Executive Officers have vested or will vest in a percentage of the shares awarded as follows: 1/6 on December 31, 1999; 1/3 on each of December 31, 2000 and December 31, 2001; and 1/6 on December 31, 2002. The amount and 1999 year-end value of the performance-based restricted stock awarded in 1999 under the 1996 Plan are:
    Mr. Murray, 400,000 shares and $13,925,000; Messrs. Gifford, Higgins, and Meirelles each 300,000 shares and $10,443,750, and Mr. Sarles, 240,000 shares and $8,355,000. The 1999 year-end value for each award is based on the December 31, 1999 closing price of Common Stock ($34.8125). Dividends are paid on the awards if, and to the extent, dividends are paid on Common Stock generally. If a change in control of the Corporation were to occur, the restricted stock awards would immediately vest in full.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(4) The 1999 amounts for the Named Executive Officers include:
    (a) contributions by the Corporation under the Corporation's Savings Plan, and any amounts accrued under the Corporation's Executive Supplemental Plan:
    Mr. Murray, $59,540; Mr. Higgins, $43,607; and Mr. Sarles, $34,334;
    (b) executive group term life insurance premiums paid by the Corporation on behalf of the following Named Executive Officers: Mr. Murray, $54,312;
    Mr. Higgins, $15,212; and Mr. Sarles, $11,409 and (c) excess interest on deferred compensation: Mr. Murray, $195,325; Mr. Higgins, $142,987; and
    Mr. Sarles, $182,132.

(5) In 1997, the Corporation entered into an agreement with Mr. Murray pursuant to which he was awarded 1,650,000 retirement stock units (post stock split). The units were granted at the fair market value of the Common Stock on the award date and will vest if Mr. Murray remains an employee of the Corporation through August 1, 2001, and earlier under certain circumstances (including, without limitation, upon a change in control of the Corporation). The units represent the right to receive a cash payment upon exercise in an amount per unit equal to any appreciation in the value of the Common Stock between the grant date and the exercise date. The agreement was amended on January 25, 2000 to extend the post-termination exercise period from one year to three years. The stock units were in addition to 350,000 stock options awarded to Mr. Murray in October 1997.

                             OPTION GRANTS IN 1999

The following table contains information concerning the grant of stock options made during the fiscal year ended December 31, 1999 to the Named Executive Officers.

                                                     INDIVIDUAL GRANTS
                                  -------------------------------------------------------
                                     NUMBER OF       PERCENT OF
                                    SECURITIES      TOTAL OPTIONS
                                    UNDERLYING       GRANTED TO     EXERCISE                 GRANT DATE
                                  OPTIONS GRANTED   EMPLOYEES IN     PRICE     EXPIRATION   PRESENT VALUE
NAME                                  (#)(1)           1999(2)       ($/SH)       DATE         ($)(3)
---------------------------------------------------------------------------------------------------------
Terrence Murray.................            0              0%            --            --            --
Charles K. Gifford..............      300,000(4)        1.89%        $36.38     9/30/2009    $2,856,000
Robert J. Higgins...............      200,000           1.26%         36.38     9/30/2009    $1,904,000
Henrique C. Meirelles...........      200,000(4)        1.26%         36.38     9/30/2009    $1,904,000
H. Jay Sarles...................      175,000           1.10%         37.03    10/18/2009    $1,666,000

------------------------

(1) Stock options were granted on October 1, 1999 to Messrs. Gifford, Higgins and Meirelles and on October 19, 1999 to Mr. Sarles under the 1992 Plan. The options first become exercisable in annual one-third installments, beginning one year from the grant date, and have a ten-year term. If a change in control of the Corporation were to occur, the options would become immediately exercisable in full. These options are transferable to immediate family members and to trusts, partnerships, limited liability companies and other entities for the benefit of immediate family members.

(2) The percentages in the table for the stock options granted in 1999 are based on a total of 15,910,905 stock options granted in 1999 to employees of the Corporation, all of which were granted on the same material terms described in footnote (1), except that only options granted to executive officers are transferable.

(3) The grant date present values shown in the table for the stock options are determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present value of approximately $9.52 per option for new option grants were as follows: (a) a risk-free interest rate of 6% (based on the yield on a U.S. Treasury security with a maturity approximating the expected life of the options); (b) a dividend yield of 3%;
    (c) volatility of the Common Stock of 28% (based on the daily Common Stock price for the five years prior to the option grant); and (d) an average option term of five years (representing the average historical period of time from grant date to exercise).

    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of the Corporation's employee stock options. The amount realized from an employee stock option ultimately depends on the market value of the Common Stock on the date of exercise.

(4) These numbers do not reflect options granted to Messrs. Gifford and Meirelles in 1999 by BankBoston prior to the merger with the Corporation. Those BankBoston options were converted into options for the Corporation's Common Stock in connection with the merger and are reflected in the "Aggregated Option Exercises in 1999 and Year-End Option Values" table.

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                             YEAR-END OPTION VALUES

The following table contains information for the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1999 and unexercised options held as of the end of the 1999 fiscal year. With respect to Messrs. Gifford and Meirelles, the information presented does not include any option exercises that occurred prior to the merger of the Corporation and BankBoston.

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                     OPTIONS AT                    OPTIONS AT
                                                   VALUE           YEAR-END (#)(1)             YEAR-END ($)(2)(3)
                                SHARES ACQUIRED   REALIZED   ---------------------------   ---------------------------
NAME                            ON EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------
Terrence Murray...............         0             $0       1,153,333       176,667      $13,933,416    $1,069,309
Charles K. Gifford............         0              0       1,061,309       300,000        4,671,707             0
Robert J. Higgins.............         0              0         565,667       397,333        6,177,321       440,406
Henrique C. Meirelles.........         0              0         689,248       200,000        1,873,261             0
H. Jay Sarles.................         0              0         539,334       355,666        5,896,935       434,065

------------------------

(1) With respect to Messrs. Gifford and Meirelles, the options shown as exercisable reflect options received from BankBoston prior to the merger with the Corporation, which were converted into options for the Corporation's Common Stock in connection with the merger.

(2) Values are based on the fair market value of the Common Stock on December 31, 1999 ($34.8125), minus the grant price.

(3) The value of unexercised in-the-money stock options at December 31, 1999 is presented to comply with SEC regulations. The actual amount realized upon any exercise of stock options will depend upon the excess of the fair market value of the Common Stock over the grant price at the time the stock option is exercised. There is no assurance that the values of unexercised stock options reflected in this table will be realized.

                              RETIREMENT BENEFITS

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans.

                               PENSION TABLE (1)

        FINAL
       AVERAGE          5 YEARS    10 YEARS     20 YEARS     25 YEARS     30 YEARS
    COMPENSATION        SERVICE     SERVICE     SERVICE      SERVICE      SERVICE
---------------------   --------   ---------   ----------   ----------   ----------
     $3,000,000         $298,760   $ 597,521   $1,195,041   $1,493,801   $1,792,562
      3,500,000          348,760     697,521    1,395,041    1,743,801    2,092,562
      4,000,000          398,760     797,521    1,595,041    1,993,801    2,392,562
      4,500,000          448,760     897,521    1,795,041    2,243,801    2,692,562
      5,000,000          498,760     997,521    1,995,041    2,493,801    2,992,562
      5,500,000          548,760   1,097,521    2,195,041    2,743,801    3,292,562
      6,000,000          598,760   1,197,521    2,395,041    2,993,801    3,592,562

------------------------------

(1) The table sets forth the combined benefits as of December 31, 1999 payable under the Corporation's Pension Plan, Retirement Income Assurance Plan and Supplemental Executive Retirement Plan (collectively the "Corporation's Pension Plan").

    A participant's "Final Average Compensation" means the average annual compensation during the 60 consecutive calendar months in the last 120 calendar months of a participant's employment in which the sum of the participant's salary, plus short-term bonuses paid by the Corporation after 1993, was the highest.

    The table describes the annual benefit payable as a single life annuity beginning at age 65. The benefits shown in the table are not subject to any deduction for Social Security or other offset amounts. In general, the annual benefit at age 65 is calculated as the sum of 1.25% of Final Average Compensation up to the Integration Level (as specified below) and 2% of Final Average Compensation in excess of the Integration Level, for each year of service up to 30. For 1999, the Integration Level equaled $33,060. The Integration Level will increase in future years based on the maximum amount of wages subject to Social Security taxes.

    The "salary" and "bonus" used to determine a participant's Final Average Compensation are the same as the "Salary" and "Bonus" reported in the Summary Compensation Table. For purposes of the Corporation's Pension Plan, the years of service as of December 31, 1999 were: Mr. Murray, 30 years, Mr. Higgins, 28 years and Mr. Sarles, 30 years. The retirement benefits applicable to Messrs. Gifford and Meirelles are governed by the terms of their employment agreements, described in the section "Severance Agreements and Employment Agreements" below. The employment agreements provide that Messrs. Gifford and Meirelles will continue to participate in BankBoston's supplemental retirement plans, or any successor thereto, or if more favorable to them, in the Corporation's supplemental retirement plans, with credit thereunder for their years of service with BankBoston. Under their employment agreements, Messrs. Gifford and Meirelles are entitled to a total minimum annual pension benefit of $1,250,000 and $750,000, respectively. As of December 31, 1999, for purposes of BankBoston's plans, Mr. Gifford had 33 years of service and Mr. Meirelles had 25 years of service with three years of participation in those plans.

                           SUPPLEMENTAL DEATH BENEFIT

Under an executive life insurance plan adopted by BankBoston's lead bank in the 1980's, certain of its then senior executives were provided with post-retirement death benefits of up to $1,000,000, increased for tax liability. In order to receive this full supplemental benefit, an executive must have 10 years of service and retire after age 62. The benefit is reduced to 90% if retirement occurs at age 61, and to 80% at age 60. If retirement occurs before age 60, there is no supplemental benefit. Mr. Gifford is the only former BankBoston executive still eligible to receive this benefit.

                 SEVERANCE AGREEMENTS AND EMPLOYMENT AGREEMENTS

SEVERANCE AGREEMENTS. Severance agreements are in effect between the Corporation and each of the Named Executive Officers. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change in control of the Corporation. Under the terms of these agreements, if termination of an executive's employment occurs within the two-year period following a change in control of the Corporation and such termination is by the Corporation (or its successor) other than for "cause" or by the executive for "good reason" (each as defined in the agreement), each executive will be entitled to receive, among other things: (i) the executive's accrued salary;
(ii) a pro rata portion of his highest annual bonus; and (iii) an amount equal to the sum of annual base salary and highest annual bonus, multiplied by three. The severance agreements confer no benefits prior to a change in control. In the event that any payments received by the executives in connection with a change in control are subject to the excise tax imposed upon certain change in control payments under federal tax laws, the agreements provide for an additional payment sufficient to restore the executive to the same after-tax position he would have been in if the excise tax had not been imposed. However, if, after receiving the full change in control payments and excise tax payment, the Named Executive Officer would not receive a net after tax benefit of at least $50,000, then no additional payment will be made with respect to the excise tax. In that case, the change in control payments hereunder will be reduced to an amount necessary to prevent the application of the excise tax.

Any severance benefits payable to Messrs. Gifford, Higgins and Meirelles under the severance agreements would be offset by certain payments, under their employment agreements.

EMPLOYMENT AGREEMENTS. Messrs. Gifford, Higgins and Meirelles have employment agreements with the Corporation. Mr. Gifford's employment agreement provides that on the earlier of January 1, 2002 or the date on which Mr. Murray ceases to be Chief Executive Officer, Mr. Gifford will become the Chief Executive Officer of the Corporation. The agreement further provides that on the earlier of January 1, 2003 or the date on which Mr. Murray ceases to be the Chairman, Mr. Gifford will become the Chairman of the Corporation. If the Corporation fails to fulfill either of its obligations, the Corporation will contribute the sum of $15,000,000, less applicable taxes, to a charitable foundation as directed by Mr. Gifford.

During his employment term, while Mr. Gifford is President and Chief Operating Officer, he is to be paid an annual base salary of not less than the annual base salary paid to Mr. Murray and an annual bonus of not less than 90% of the annual bonus awarded to Mr. Murray. During the period that Mr. Gifford is Chief Executive Officer of the Corporation, but prior to his becoming its Chairman, he will be entitled to an annual bonus as determined by the Board or the Human Resources and Board Governance Committee, but in no event will the bonus be in an amount less than 10/9ths of the annual bonus paid to Mr. Murray during this period.

Under Mr. Gifford's employment agreement, he was granted 300,000 restricted shares of Common Stock upon the consummation of the merger. The restrictions with respect to the restricted shares lapsed or will lapse as follows, subject to the attainment of certain corporate performance goals: 1/6 on December 31, 1999; 1/3 on each of December 31, 2000 and December 31, 2001; and 1/6 on December 31, 2002. Mr. Gifford has directed that 75,000 shares of his restricted stock award, less the number of shares necessary to pay applicable taxes, be donated to a charitable foundation of his choice.

In addition, under Mr. Gifford's employment agreement, he was granted upon the consummation of the merger, and will be granted on each of the first two anniversaries of the merger, a nonqualified option to purchase 300,000 shares of Common Stock. In each case, the exercise price per share was or will be equal to the fair market value per share of the Common Stock on the date of grant. The shares subject to each option grant are exercisable as determined by the Board or the Human Resources and Board Governance Committee, but no later than in equal installments on the first, second and third anniversaries of the date of grant.

The employment agreement for Mr. Gifford also provides that, in addition to participation in all other employee and fringe benefits, other than split dollar insurance, on a basis not less favorable than Mr. Murray, Mr. Gifford is entitled to an annual defined benefit retirement income (the "SERP benefit") upon his termination of employment. The SERP benefit will be not less than $1.25 million, reduced by any other qualified and nonqualified defined benefit retirement income, but will not be reduced for early retirement. The SERP benefit also provides for an annual defined benefit retirement income payable to Mr. Gifford's surviving spouse, during her lifetime, equal to 75% of such amount. Approximately three-quarters of Mr. Gifford's SERP benefit is attributable to pre-existing qualified and nonqualified retirement plans of BankBoston.

Under the agreements for Messrs. Higgins and Meirelles, each receives during his employment term an annual base salary of $800,000 and an annual bonus of not less than 70% of the annual bonus awarded to the Chief Executive Officer. Pursuant to their agreements, Messrs. Higgins and Meirelles were each granted an award of 300,000 restricted shares of Common Stock of the Corporation upon the consummation of the merger. The restrictions with respect to the restricted shares lapsed or will lapse on the same schedule as discussed above for Mr. Gifford.

In accordance with their agreements, Messrs. Higgins and Meirelles were each granted upon the consummation of the merger, and will be granted on each of the first two anniversaries of the merger, a nonqualified option to purchase 200,000 shares of Common Stock. In each case, the exercise price per share was or will be equal to the fair market value per share of the Common Stock on the date of grant. The shares subject to each option grant are exercisable as determined by the Board or the Human Resources and Board Governance Committee, but no later than in equal installments on the first, second and third anniversaries of the date of grant.

Mr. Meirelles is entitled, under the terms of his agreement, to participate in all other employee and fringe benefits on a basis not less favorable than other similarly situated executives (provided that specified current fringe benefits will be continued) including a SERP benefit. The SERP benefit will be not less than $750,000, reduced by any other qualified and nonqualified defined benefit retirement income, but will not be reduced for early retirement. The SERP benefit also provides an annual defined benefit retirement income payable to Mr. Meirelles' surviving spouse, during her lifetime, equal to 75% of that amount. Approximately one-half of the SERP benefit for Mr. Meirelles is attributable to pre-existing qualified and nonqualified retirement plans at BankBoston.

The employment agreements of Messrs. Gifford, Higgins and Meirelles provide for certain benefits if termination of the executive's employment occurs during the executive's employment term and the termination is by the Corporation, other than for "cause" (as defined in the employment agreement), or by the executive for "good reason" (as defined in the employment agreement) or by reason of the executive's death or disability. With respect to Mr. Higgins, he would be entitled to salary continuation payments for two years, a pro rata bonus for the year of termination and he would continue to be considered an employee for purposes of certain of the Corporation's benefit plans. With respect to Messrs. Gifford and Meirelles, each would be entitled to an amount designed to approximate the benefits to which he would have been entitled under his pre-existing severance agreement with BankBoston. This amount is based upon the executive's salary and bonus immediately prior to the merger and consists of three times the sum of the annual salary and highest annual bonus of the three preceding years, the cost of providing life, disability, accident and health insurance benefits for three years, and service credit accruing for three years under certain benefit and retirement plans (the "Severance Payments"), plus compound interest at the prime rate from the merger date. Messrs. Gifford and Meirelles would also each be entitled to a pro rata portion of their respective maximum annual bonus, the restrictions on all existing restricted shares would lapse and all shares subject to stock options previously granted would become exercisable.

Under their agreements, if Messrs. Gifford or Meirelles voluntarily terminates his employment for other than "good reason" or his employment terminates for any reason after January 1, 2003, he will be entitled to receive the Severance Payments, plus compound interest at the prime rate from the date of the merger, and the SERP benefit. If any payments received under the agreements are subject to the excise tax imposed under Section 4999 of the Code, each agreement provides for an additional payment to the executive to restore him to the same after-tax position which he would have had if the excise tax had not been imposed. However, if those payments, including additional amounts payable due to the excise tax, do not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payment will be made with respect to the excise tax. In that case, the payments otherwise due to the executive will be reduced to an amount necessary to prevent the application of the excise tax.

                    OTHER INFORMATION RELATING TO DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

INDEBTEDNESS AND OTHER TRANSACTIONS

The banking subsidiaries of the Corporation have had transactions in the ordinary course of business, including borrowings, with certain Directors and executive officers of the Corporation and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collection or present other unfavorable features. In addition, the following transactions with the Corporation or one of its subsidiaries were outstanding or proposed in 1999:

In 1972, subsidiaries of the Corporation and Gilbane Building Company ("Gilbane"), a building construction company of which Paul J. Choquette, Jr. is Chairman and Chief Executive Officer and a director, formed an equal partnership (the "Gilbane Partnership") of which the Gilbane Partnership is the general partner and in which it has a 5% interest. The Gilbane Partnership undertook certain development projects, including a shopping center and condominium. Fleet Real Estate, Inc. ("FRE"), a subsidiary of the Corporation, made loans in connection with these projects which were repaid during 1999 (the highest amount outstanding since January 1, 1999 having been $629,480). In addition, the Bank leases space from the Gilbane Partnership in the shopping center for a branch bank at an annual cost of approximately $18,708.

A subsidiary of the Corporation is a partner in several partnerships with certain other parties, including subsidiaries of, and limited partnerships organized by, Gilbane to construct and manage the Fleet Center in Providence, Rhode Island ("Providence Fleet Center"), and to rehabilitate an adjacent structure. One of the partnerships constructed a parking garage on land it is leasing from the Bank. The Corporation and Gilbane have 46.55% and 36.75% partnership interests, respectively, in the partnership that developed the Providence Fleet Center. In 1992, FRE provided permanent mortgage financing to three of such partnerships in the amount of $52,000,000, secured by a first mortgage on the Providence Fleet Center and the garage. As of December 31, 1999, the amount remaining unpaid under the loan was $49,717,369 (the highest amount outstanding since January 1, 1999 having been $50,445,392). The loan presently carries an interest rate of 8.28% per annum plus a contingent interest feature. The Corporation and the Bank have leased space in the building for a total annual rental of approximately $3,372,129.

A subsidiary of the Corporation is an investor in a limited partnership (the "Partnership") that invests principally in targeted businesses in the financial services industry. Joel B. Alvord is a majority equity owner of the limited liability company that serves as the general partner of the Partnership. The Corporation's subsidiary has committed to invest up to $10,000,000 as a limited partner participant.

A subsidiary of the Corporation pays for the lease on a NYSE seat that is owned by Thomas C. Quick and is leased to an employee of a subsidiary of the Corporation. The same subsidiary also paid for the leases by its employees for three additional NYSE seats in 1999, and commencing in 2000 is paying for a fourth NYSE seat, all of which are owned by members of Mr. Quick's family. Each of the five leases provides for an annual rent of $230,000, is for a one-year term and is renewed automatically unless terminated with sixty days' notice.

In 1999, a subsidiary of the Corporation entered into an agreement to form a joint venture with PGA Tour Golf Course Properties ("PGA Properties") and a company wholly owned by William F. Connell, in connection with the creation of a New England golf course at an estimated cost of $30 million. If the transaction is consummated, it is anticipated that PGA Properties would own 50% of the facility, the Corporation's subsidiary would own 24.9% and 25.1% would be owned by Mr. Connell's company. As part of this transaction, the Corporation's subsidiary would be contributing certain property that was acquired in 1991 in connection with a commercial loan foreclosure. This property is part of a larger parcel of land that is currently being held as a nonperforming asset, and the total parcel has an appraised value of $5.2 million. The portion of the parcel that the Corporation's subsidiary will retain is expected to have a resulting fair value equal to or exceeding the current appraised value of the total parcel. The proposed transaction may also entail a cash investment by each party. The proposed transaction is subject to final agreement of the parties and is conditioned upon receipt of all necessary state and local permits and approvals.

One of the Corporation's subsidiaries has entered into an agreement with Mr. Meirelles to sell him a property in Brazil. Under the terms of the agreement, the purchase price being paid by Mr. Meirelles for the property is $600,000. The purchase price was determined in the course of discussions between management and Mr. Meirelles, with reference to independent third party appraisals of the property.

Prior to the merger, Mr. Meirelles had an agreement with BankBoston Corporation arising from his 1998 relocation from Brazil to Massachusetts. In accordance with the terms of that agreement, which has been assumed by the Corporation, Mr. Meirelles was entitled to borrow up to $3.7 million in connection with his purchase and improvement of a residence in Massachusetts. At December 31, 1999, the outstanding balance on the loan was approximately $2.6 million. The loan has a maturity of 14 years and is interest free until such time as Mr. Meirelles ceases to be a full-time employee of the Corporation or until six months after his death or permanent disability. If Mr. Meirelles' employment terminates, other than for cause, more than three years from the date of the agreement or at any time by reason of his death, disability or a change in control of the Corporation, the loan must be repaid within one year from such date. A termination within three years from the date of the agreement, other than for cause, death or disability or change in control, would obligate Mr. Meirelles to repay the loan within six months of such date. Mr. Meirelles may also elect to pre-pay the loan at any time during the course of his employment. The repayment amount due in each instance would be the lesser of (i) the outstanding principal balance on the loan plus interest from the date of termination or (ii) the fair market value of the property. If Mr. Meirelles' employment is terminated for cause, the loan would become immediately due and payable, and he would be required to pay the fair market value of the property plus interest from the date of termination.

Under the terms of the agreement, Mr. Meirelles is responsible for all expenses related to the property with respect to insurance, utilities and household employees. The Corporation is responsible for paying all other expenses related to operating, repairing and maintaining the property. Certain furnishings for the property were also provided under the agreement, which Mr. Meirelles has the option to purchase at their appraised value upon repayment of the loan. To the extent that the value of owning and operating the house and providing the furnishings (and upon repayment, any excess in the loan balance over the repayment amount) is required to be imputed as income to Mr. Meirelles for federal and state tax purposes, the agreement provides that Mr. Meirelles is entitled to receive a tax protection payment and a gross-up of such amount to cover applicable taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hardymon, Collins, Connell, Countryman, Kavner and May served as members of the Human Resources and Board Governance Committee during 1999. None of these individuals had any transactions or relationships with the Corporation in 1999 requiring specific disclosure under SEC rules with the exception of Mr. Connell, whose wholly-owned company is a party to a transaction described above in which one of the Corporation's subsidiaries has an interest.

During 1999, there were no "interlocking" or cross-board memberships that are required to be disclosed under SEC rules, except for the following:

- Mr. Murray serves on the Board of Directors and the Compensation Committee of CVS Corporation. Mr. Ryan, Chairman and Chief Executive Officer of CVS Corporation, serves on the Corporation's Board but not on the

  Corporation's Human Resources and Board Governance Committee.

- Mr. Gifford is a Director of NSTAR and Mr. May, Chairman and Chief Executive Officer of NSTAR, serves on the Board of the Corporation and the Corporation's Human Resources and Board Governance Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and Directors of the Corporation and any person who owns more than 10% of a registered class of the Corporation's equity securities, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of the Corporation's stock with the SEC and the NYSE and to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports we have received, or written representations from certain reporting persons, the Corporation believes that, during 1999, its executive officers and Directors complied with all
Section 16(a) filing requirements applicable to them, except for the following:
Mr. Murray has filed a Form 4 with the SEC disclosing the inadvertent omission from prior filings of shares received from a family trust in repayment of a debt; Mr. Barnet has filed a Form 5 with the SEC disclosing the inadvertent omission from prior filings of shares that were acquired by his investment manager for a managed account; Mr. Choquette has filed a Form 4 with the SEC disclosing the inadvertent omission from prior filings of two gifts made to educational institutions and Mr. Quick has filed a Form 4 with the SEC disclosing an inadvertent omission from prior filings of shares that were contributed by a family partnership to an exchange fund.

                ------------------------------------------------

             APPROVAL OF THE AMENDMENT TO THE RESTATED ARTICLES OF
              INCORPORATION TO CHANGE THE NAME OF THE CORPORATION

BACKGROUND

The Board has recommended that the stockholders authorize an amendment to the Corporation's Restated Articles of Incorporation to change the name of the Corporation to "FleetBoston Financial Corporation." The new name is intended to reflect the combined Fleet Financial Group, Inc. and BankBoston Corporation and build on the strengths of the two organizations. FleetBoston Financial Corporation effectively combines Fleet's sophisticated set of consumer, money management, and commercial banking capabilities with BankBoston's nationally recognized corporate, investment, and global banking businesses.

The proposed name change of the Corporation will not affect stockholders' rights, will not necessitate any exchange of outstanding stock certificates and will not affect the Corporation's NYSE ticker symbol, which is "FBF."

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE CHANGE OF THE NAME OF THE CORPORATION TO FLEETBOSTON FINANCIAL CORPORATION.

                ------------------------------------------------

                      RATIFICATION OF THE SELECTION OF THE
                     CORPORATION'S INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP ("PwC") has been selected by the Board, subject to ratification by the stockholders, to be the Corporation's independent accountants for 2000. PwC was selected by the Board to serve as independent accountants of the Corporation and its subsidiaries and to perform other appropriate accounting services following the merger of the Corporation and BankBoston. Prior to the merger, PwC had served as the independent accountants of BankBoston from 1971 to 1999, and has significant experience in bank accounting and auditing. PwC has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of the rules and guidelines of the SEC, the American Institute of Certified Public Accountants, and the Independence Standards Board. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Should the selection of PwC as independent accountants of the Corporation not be ratified by the stockholders, the Board will reconsider the matter.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE CORPORATION IN 2000.

                ------------------------------------------------

                              STOCKHOLDER PROPOSAL

A stockholder has informed the Corporation that he intends to present the following proposal for action at the Annual Meeting. (THE NAME, ADDRESS AND THE NUMBER OF SHARES OF COMMON STOCK HELD BY THE STOCKHOLDER WILL BE PROVIDED BY THE CORPORATION, ORALLY OR IN WRITING AS REQUESTED, PROMPTLY UPON THE RECEIPT OF ANY REQUEST THEREFOR.)

    PROPOSAL: "Commencing the year 2000, shareholders meetings of assembled shareholders and proxies meeting in annual meeting of shareholders shall be held February Sixth except when February Sixth is a legal holiday, a Saturday or Sunday when the Board of Directors of Fleet Boston Corporation ("Fleet") may decree the holding of said meeting on another day not a legal holiday, a Saturday or Sunday February 01-07."

    THE STATEMENT SUBMITTED IN SUPPORT OF THIS STOCKHOLDER PROPOSAL IS AS
    FOLLOWS: "February Sixth is anniversary when State of Massachusetts Delegates meeting as a constitutional convention 1788 at Federal Street Boston ratified the United States (of America) Constitution. At the Massachusetts convention 355 Delegates balloted, fine participation, additional reasons for changing the meeting time to early February."

THE BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

The Board believes that adoption of the above proposal would be both impractical and expensive. Changing the annual meeting date to February 6(th) would require that the Corporation prepare, print and mail its Proxy Statement, Summary Annual Report and SEC Form 10-K (the "10-K Report") to stockholders at the beginning of January in order to satisfy the Corporation's By-Laws and applicable SEC requirements. The Summary Annual Report and the 10-K Report present the Corporation's December 31 certified financial information and such information would not typically be available at the beginning of January without extraordinary measures being taken, and additional expense being incurred, by the Corporation.

The Corporation's By-Laws currently provide that the annual meeting of stockholders is to be held in April of each year unless a different date is determined by the Board. The flexibility provided by the By-Laws allows the Board to take into consideration all relevant factors in setting the meeting date, including the time required to prepare the Proxy Statement, the Summary Annual Report and the 10-K Report. The April annual meeting dates selected by the Board historically have given the Corporation adequate time to prepare these important communications, thereby helping to ensure that stockholders receive high quality materials containing the most currently available information. The Corporation encourages stockholders to attend the annual meeting in person but due to the large number of stockholders involved, any date selected may be convenient for some stockholders and present a conflict for others. The Board believes that it is in the best interest of the Corporation and its stockholders to retain the flexibility provided in the By-Laws and not be limited to the annual meeting date specified in the proposal.

FOR THE FOREGOING REASONS, THE BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                ------------------------------------------------

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING
OF STOCKHOLDERS

Proposals of stockholders to be included in next year's proxy statement and form of proxy must be received by November 10, 2000. If a stockholder desires to bring business before the Corporation's 2001 Annual Meeting of Stockholders that is not a proposal submitted to the Corporation for inclusion in the Corporation's proxy statement, notice must be received by the Secretary of the Corporation on or before November 10, 2000. Proposals should be mailed to William C. Mutterperl, Secretary of the Corporation, at One Federal Street, Boston, Massachusetts 02110.

SUMMARY ANNUAL REPORT AND 10-K REPORT

The Corporation's 1999 Summary Annual Report to Stockholders and its 10-K Report have been provided to you concurrently with this Proxy Statement. The financial statements of the Corporation as of December 31, 1999 are contained in the 10-K Report and summary condensed financial information is provided in the Summary Annual Report. The Summary Annual Report and the 10-K Report are not to be considered as part of this proxy soliciting material.

                                        Submitted by Order of the Board of
                                        Directors,

                                        /s/ William C. Mutterperl

                                        WILLIAM C. MUTTERPERL
                                                SECRETARY

Boston, Massachusetts
March 10, 2000

                                     [LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                      AND
                            FLEET BOSTON CORPORATION
                                PROXY STATEMENT

                                  Date & Time:
                            Tuesday, April 18, 2000
                                   11:00 A.M.

                                     Place:
                           World Trade Center Boston
                              164 Northern Avenue
                             Boston, Massachusetts

                PLEASE SIGN AND RETURN YOUR PROXY CARD PROMPTLY

PROXY

                           FLEET BOSTON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 18, 2000, OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of the Notice and Proxy Statement dated March 10, 2000 and hereby appoints Joel B. Alvord, Paul J. Choquette, Jr. and Francene S. Rogers, jointly and severally with full power of substitution to each, as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of Fleet Boston Corporation, to be held at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts, on Tuesday, April 18, 2000 at 11:00 a.m., or any adjournments thereof, and to vote as directed hereby all stock of the Corporation which the undersigned would be entitled to vote if personally present. By acceptance, the proxies named above agree that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no directions are specified, the Proxy will be voted FOR the election of all 8 nominees for Director, FOR the amendment to the Restated Articles of Incorporation to change the name of the Corporation, FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000, and AGAINST the Stockholder proposal regarding changing the annual meeting date, all as set forth on the reverse. Discretionary authority is hereby conferred on the proxies named above to vote as said proxies deem advisable on all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other prior-dated proxies related to these shares.

                             NOMINEES FOR DIRECTOR:

        Three-Year Term: William Barnet, III, John T. Collins,
                         William F. Connell, Gary L. Countryman,
                         Charles K. Gifford, Marian L. Heard, Thomas J. May, and Terrence Murray.

                            (CONTINUED ON REVERSE SIDE)

   PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY
                              IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

                           * DETACH AND RETURN PROXY CARD *

                                                                                                       |
                                --                                                                     |
-------     PLEASE MARK YOUR    |                                                                      ----
|  X  |     VOTES AS IN THIS
-------     EXAMPLE.

                                 The Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal No. 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

                                FOR      AGAINST                                    FOR   AGAINST  ABSTAIN
1. Election of                 -----      -----       2. PROPOSAL                  -----   -----    -----
   Directors:                  |   |      |   |          Approval of an            |   |   |   |    |   |
                               -----      -----          amendment to the          -----   -----    -----
   (See Reverse)                                         Restated Articles of
                                                         Incorporation changing
                                                         the name of the
  Withhold authority to vote for the                     Corporation to
  following nominee:                                     FleetBoston Financial
                                                         Corporation.
 --------------------------------------------------

                              FOR   AGAINST  ABSTAIN
3. PROPOSAL                  -----   -----    -----
   Ratification of the       |   |   |   |    |   |
   selection of              -----   -----    -----
   PricewaterhouseCoopers
   LLP as independent
   accountants
   for the
   fiscal year ending
   December 31, 2000.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
   PROPOSAL NO. 4.

                               FOR   AGAINST  ABSTAIN
4. PROPOSAL                   -----   -----    -----
   Stockholder proposal       |   |   |   |    |   |
   regarding changing         -----   -----    -----
   annual meeting date.

   PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE
   ACCOMPANYING ENVELOPE.

   NO POSTAGE IS REQUIRED IF MAILED IN THE
   UNITED STATES.

   Please sign EXACTLY as name(s) appear hereon. When signing as administrator, attorney, guardian or trustee, please give your full title. If signer is a corporation or partnership, please sign full corporate or partnership name by any authorized officer or person. If shares are held jointly, each joint owner should sign.








Signature(s)_______________________________________ Date______


----------------------------------------------------------------------------------------------------------------------------------

                                              * DETACH AND RETURN PROXY CARD *


                                                   FLEET BOSTON CORPORATION
                                             ANNUAL MEETING OF THE STOCKHOLDERS
                                                        APRIL 18, 2000
                                                  WORLD TRADE CENTER BOSTON
                                                     164 NORTHERN AVENUE
                                                     BOSTON, MASSACHUSETTS
                                                           11:00 A.M.
